Exhibit 10.71

MANUFACTURING AND SUPPLY AGREEMENT

This Manufacturing and Supply Agreement (the "Manufacturing Agreement ") is entered into as of the 23rd day of June, 2011 (the " Effective Date "), by and between ThePharmaNetwork, LLC, a New Jersey limited liability company and its wholly owned subsidiary, Ascend Laboratories, LLC (together "TPN"), and Elite Pharmaceuticals, Inc. and Elite Laboratories, Inc. (a subsidiary of Elite Pharmaceuticals, Inc.), both Delaware corporations ("ELITE").

RECITALS

WHEREAS, ELITE and TPN (the “Parties”) entered into a Product Collaboration Agreement (“Collaboration Agreement”) on November 10, 2006 to collaborate in the development, commercialization, manufacturing and distribution of a generic Methadone Hydrochloride, 10 mg tablets pursuant to ANDA #090635 (the “Product”);

WHEREAS, by Settlement Agreement, made as of March 11, 2011 (“Settlement Agreement”), the Parties terminated and settled the Collaboration Agreement whereby Elite has agreed to relinquish to TPN all rights and interest in the ANDA in exchange for the payment of certain amount;

WHEREAS, ELITE is engaged in the manufacture and commercialization of pharmaceutical products;

WHEREAS, ELITE wishes to supply TPN with pharmaceutical products on the terms and conditions set forth in this Manufacturing Agreement;

WHEREAS, TPN desires to have ELITE supply TPN with Product on the terms and conditions set forth in this Manufacturing Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Manufacturing Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Manufacturing Agreement shall have the meanings ascribed to them in this Article 1 or as otherwise set forth herein. Unless the context indicates otherwise, the singular shall include the plural and the plural shall include the singular.

1.1.           "Act" means the United States Food, Drug and Cosmetic Act, as amended from time to time, and the regulations promulgated thereunder.

1.2.           "Affiliates" means a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the designated party, but only for so long as the relationship exists. "Control" shall mean ownership of shares of stock having at least 50% of the voting power entitled to vote for the election of directors in the case of a corporation. Notwithstanding the foregoing, the owners of preferred stock (or common stock issued upon conversion thereof) of either party such as financial institutions, venture capital funds and private equity investors shall not be its "Affiliates" for purposes of this Manufacturing Agreement.

1.3.          "ANDA" means Abbreviated New Drug Application No. 0090635 pursuant to Section 505 of the Act (21 U.S.C. Section 355) submitted by TPN to the FDA for approval to market and duly approved by the FDA on November 25, 2009.

1.4.          “ELITE” shall mean Elite Pharmaceuticals, Inc., and Elite Laboratories, Inc. (a subsidiary of Elite Pharmaceuticals, Inc.), both Delaware corporations

1.5.           “API” shall mean the active pharmaceutical ingredient of the Product.

1.6.            "Batch" means a specific quantity of Product as set forth on Exhibit A that is intended to have uniform character and quality, within specified limits, and is produced according to a single manufacturing order during the same cycle of manufacture.

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1.7.          "Certificate of Analysis" means a certificate issued by the manufacturer of a lot or batch of a Product, which certificate contains such information as provided in the Quality Agreement (as defined below).

1.8.          "cGMP" means the current standards for the manufacture of pharmaceuticals, as set forth in the United States Federal Food, Drug and Cosmetic Act, as amended, and applicable regulations and guidance promulgated there under, including without limitation the Code of Federal Regulations, as amended from time to time.

1.9.           "DEA" means the United States Drug Enforcement Agency or any successor United States governmental agency performing similar functions with respect to controlled substances.

1.10         "Facility" means any ELITE manufacturing and packaging facility and Epic Pharm LLC (Laurelton, NY) packaging facility.

1.10.         "FDA" means the United States Food and Drug Administration or any successor United States governmental agency performing similar functions with respect to pharmaceutical products.

1.11         “Forecast” shall have the meaning set forth in Section 2.4.

1.12         “Initial Term” shall have the meaning set forth in Section 7.1.

1.13.         "Laws" means any present and future national, state, or local law (whether under statute, rule, regulation, or otherwise); requirements under permits, orders, decrees, judgments, or directives; and requirements of a Regulatory Agency and any other applicable government authorities, including without limitation Good Manufacturing Practices as promulgated by the United States Food and Drug Administration and specified in the U.S. Code of Federal Regulations Parts 210 and 211, as amended from time to time. The determination of either Party to this Manufacturing Agreement that a Legal Requirement is necessary shall be dispositive for purposes of this Manufacturing Agreement.

1.14.         “Collaboration Agreement” means the written agreement entered into by ELITE and TPN as of the 10th day of November, 2006 titled “Product Collaboration Agreement”.

1.15.         “TPN” shall mean ThePharmaNetwork, LLC, a New Jersey limited liability company, and its wholly owned subsidiary, Ascend Laboratories, LLC, a New Jersey limited liability company

1.16.         "Product" means the finished pharmaceutical products identified in the attached Exhibit A.

1.17.         "Product Specifications" means the written specifications for the Product approved by the FDA, and delivered to ELITE thereafter as Exhibit B of this Manufacturing Agreement.

1.18.         "Quality Agreement" means the agreement to be entered into by the Parties hereto concurrently herewith, setting out the quality assurance standards to be applicable to the manufacturing services provided by ELITE as set forth in Exhibit C.

1.19          “Release Certificate” means a document, also known as a “Certificate of Compliance” or “COC” confirming that the Product to which such document refers has been manufactured in accordance with, and in all respects complies with the ANDA, the Product Specifications and cGMP.

1.20         “Renewal Term” shall have the meaning set forth in Section 7.1.

1.21         “Settlement Agreement” means the written agreement entered into by ELITE and TPN as of the 11th day of March, 2011 titled “Settlement Agreement.”

1.22.         "Shipments" means all shipments made hereunder of Product.

1.23.         "Territory" means the United States.

1.24.         "United States" means the United States of America and its states, territories, possessions and protectorates thereof, the District of Columbia and the Commonwealth of Puerto Rico.

ARTICLE 2

SUPPLY OF PRODUCT

2.1.           Supply. During the Term of this Manufacturing Agreement as defined below, and subject to the terms and conditions set forth herein, TPN agrees to purchase Product it requires exclusively from ELITE pursuant to this Manufacturing Agreement and ELITE agrees to supply the Product exclusively to TPN, from the Facility, such Product as is ordered by TPN.

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(a)          Product supplied hereunder shall be supplied as specified in TPN's purchase orders made pursuant to this Article 2 and shall meet the Product Specifications.

(b)          Each shipment shall be accompanied by a Certificate of Analysis in English, a Release Certificate and any other documentation required by Laws.

(c)          Product shall be manufactured in accordance with cGMP and all other applicable Laws and any procedures set forth in the Product Specifications and Quality Agreement, and such additional procedures as may be agreed upon in writing by the Parties.

(d)          Product shall be purchased by TPN under this Manufacturing Agreement at the prices set forth on Exhibit A attached hereto.

(e)          Neither Elite nor any of its Affiliates shall supply, solicit, or arrange for, or take orders for the supply of the Product for any person (including any Affiliates) for the purpose of manufacturing, marketing and/or selling the Product for sale in the Territory.

(f)           Notwithstanding anything to the contrary contained in this Manufacturing Agreement and subject to the terms of the Settlement Agreement, TPN acknowledges that ELITE may develop a generic product containing methadone of any strength (including the filing of an abbreviated new drug application relating to such product) and (ii) nothing herein shall be construed to limit or otherwise restrict ELITE from developing, commercializing, manufacturing and distributing any pharmaceutical product similar to, or which may compete with, the Product or the ANDA.

(g)          TPN shall be responsible for the procurement of all API used in connection with the manufacture of the Product; provided, however that all quality assurance work shall be performed by Elite. Vendor qualification for a new API source shall be at TPN’s cost.

2.2.         Product Orders.

(a)          From time to time and subject to the other provisions of this Manufacturing Agreement, TPN shall place orders for Batch quantities of Product, specifying delivery dates. Within three (3) days after receipt of TPN’s purchase order, ELITE shall by written notice (which can be by email) confirm to TPN the amount of the Product ordered and the delivery date(s). Acceptance of product orders shall be contingent upon sufficient quantities of API being available in inventory. Subject to the terms of this Manufacturing Agreement, ELITE shall meet specified delivery dates, provided the delivery dates specified in any such orders shall not be less than ninety (90) days from the date of such orders.

(b)          ELITE shall use commercially reasonable efforts to accommodate a TPN request for delivery of the Product sooner than as otherwise is required under this Manufacturing Agreement; and, if TPN’s business conditions necessitate reduction of Product amount ordered or delay in purchase order delivery dates, then ELITE shall use commercially reasonable efforts to implement such requested changes, provided that, if such changes cause ELITE to incur additional expenses, ELITE shall specify such additional expenses in writing and provide such substantiating documentation reasonably requested by TPN, and ELITE shall make such changes upon TPN’s written prior approval of the additional costs. TPN shall pay such additional expenses as and when incurred.

2.3.        Acceptance. ELITE shall ensure that the Product ordered by TPN in accordance with this Manufacturing Agreement is shipped in accordance with the delivery dates specified in TPN's purchase order received by ELITE, and ELITE shall notify TPN promptly of any anticipated delay

2.4.        Forecasts and Production Planning.

(a)          Within fifteen days (15) business days of the Effective Date, TPN will provide ELITE with a written forecast of its requirements for the Product for the next twelve (12) months (a “Forecast”).

(b)          It is agreed by the Parties that the first three months of the twelve (12) month forecast are binding on TPN (“Firm Period”). It is understood that such Forecasts for the remaining nine (9) months are intended to be good faith estimates only, and shall not be binding upon TPN subject to Section 7.3(a)(ii).

(c)          If this Manufacturing Agreement is renewed under Section 7.1, then during each successive year on or about the fifteenth day after renewal, TPN shall provide ELITE with a twelve (12) month forecast of the quantity of Product required by TPN, by month, for the following twelve (12) months each, a Forecast.

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(d)          To the extent that Product orders specified for shipment in any quarter exceed the most recent TPN Forecast for such quarter by more than twenty percent (20%) (any excess of twenty percent (20%) or less shall, for this purpose, be deemed not to exceed forecast), ELITE shall use its commercially reasonable efforts to fulfill any such excess contained in TPN's Product orders, but ELITE shall not be liable to TPN for any inability, despite its reasonable efforts, to fill orders in excess of such forecast.

2.5.         Delivery.

(a)          All Products shall be delivered FOB, Elite’s or Epic Pharma’s loading dock unless otherwise mutually agreed to in writing by the Parties. Risk of loss or of damage to the Product shall remain with ELITE until Product is loaded onto the carrier's vehicle in the United States at which time risk of loss or damage shall transfer to TPN. ELITE shall use a shipper designated by TPN. Product shall be transported in accordance with the Product Specifications and other applicable Laws.

(b)          To accommodate production variances, a Batch quantity Product order shall be considered filled by Elite if the amount shipped is at least 90% of the quantity specified for a Batch in Exhibit A.

(c)          ELITE shall deliver the Product to TPN with at least eighteen (18) months of remaining shelf life at the shipment date unless TPN requests for a delay in shipment set forth in Section 2.2(b).

2.7.         Delays. During the Term of this Manufacturing Agreement, if ELITE is not able to timely meet Product orders submitted by TPN pursuant to Section 2.2, ELITE shall promptly notify TPN of the reason for the delay and the date delivery of Product is expected to occur If shipment is delayed more than 5 business days beyond the date of delivery for reasons other than API supply (including DEA quota issues), then ELITE shall be responsible for any and all customer bill back penalty actually incurred and documented by TPN to be paid by ELITE within fifteen (15) days from receipt of such invoice.

2.8          Failure to Supply. In the event that at any time ELITE foresees that it will be unable to supply to TPN in whole or in part an ordered or forecasted quantity of the Product by the delivery date for any reason, including Section 9.1 (Force Majeure) hereof, ELITE shall notify TPN of such inability as soon as possible, the reasons therefor and the date such inability is expected to end, the quantities of Product available during such period and the proposed amount of resources allocated to TPN in the event such inability is caused by a shortage resources required for the manufacture of the Product. Once the shortage is resolved, then TPN shall be allocated manufacturing resources based on prorated 12 month average from TPN’s Forecast.

2.9         TPN shall be entitled to reject any portion of any shipment of Product that is damaged or deviates materially from the Specifications, the Quality Agreement, cGMP or other Laws without invalidating any remainder of such shipment. TPN shall inspect the Product manufactured by ELITE upon receipt thereof and shall give ELITE written notice (a “Deficiency Notice”) of all claims for Product that deviate materially from the Specifications, the Quality Agreement, cGMP or other Laws within thirty (30) days after TPN’ receipt thereof. Should TPN fail to provide ELITE with the Deficiency Notice within the applicable 30-day period, then the delivery shall be deemed to have been accepted by TPN on the 30th day after delivery. Notwithstanding the foregoing, if Product is damaged or deviates materially from the Specifications, the Quality Agreement, cGMP or other Laws due to defects not readily discoverable using commercially reasonable efforts to discover such defects within thirty (30) days after TPN’ receipt thereof (such defects, “Latent Defects”), TPN (or its nominee) shall give ELITE a Deficiency Notice of such Latent Defect which shall not be more than fifteen (15) days after TPN’s discovery thereof.

ARTICLE 3

PRICING AND PAYMENT

3.1.         Price. Subject to the remainder of this Article 3, the price to be paid by TPN for Product from ELITE shall be as set forth on Exhibit A.

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3.2.         Price Adjustment. If this Manufacturing Agreement shall be renewed and continue in place more than three (3) years from the Effective Date, then ELITE may adjust the Product price for increases in manufacturing costs determined according to GAAP. Any price increase shall not exceed the increase in the United States Producers' Price Index, Pharmaceuticals Preparations, NAICS 325412, during the period since the last increase.

3.3.         Invoicing and Payment. Payment terms by TPN for Product supplied by ELITE hereunder meeting Product Specifications shall be net 30 days by check or wire transfer, and shall be made without set-off and free and clear of, and without any deduction or withholding for or on account of any taxes, duties, levies, fees or charges, except as otherwise permitted under this Manufacturing Agreement. Any balances overdue by 60 days shall be charged at the rate of 1% per month. Product shall be invoiced no sooner than the date of shipment by ELITE. If TPN disputes any invoice, TPN shall notify ELITE that it disputes the accuracy of such invoice specifying in particularity such inaccuracy. TPN and ELITE shall make good faith efforts to resolve any disputes within fifteen (15) days thereafter and subject to Section 7.2 a(iii). Any amounts that are disputed shall be due upon the resolution of such dispute.

ARTICLE 4

QUALITY AND REGULATORY MATTERS

In conjunction with the execution of this Manufacturing Agreement, the Parties shall execute a Quality Agreement in the form of Exhibit C attached hereto.

ARTICLE 5

WARRANTIES

5.1.        Compliance with cGMP. ELITE warrants that any Product supplied by it hereunder shall be manufactured in accordance with cGMP.

5.2.        Conformity with Specifications. ELITE warrants that, at the time of shipment any Product supplied by it hereunder shall meet the Product Specifications except for any failure to meet Product Specifications arising from the handling, packaging or other act or omission of TPN or subsequent entity handling the Product.

5.3.        ELITE Representations. ELITE hereby represents and warrants to TPN that (a) it has obtained all necessary licenses, authorizations and approvals required by applicable Law, including those required by the FDA, DEA or any other applicable regulatory agency to enter into this Manufacturing Agreement and perform its obligations hereunder; (b) the execution, delivery and performance of this Manufacturing Agreement by ELITE does not conflict with or constitute a material breach of any order, judgment, agreement, or instrument to which it is a party; (c) the execution, delivery and performance of this Manufacturing Agreement by ELITE does not require the consent of any person; (d) none of its officers or directors has ever been debarred or convicted of a felony under the laws of the United States for conduct relating to the development or approval of a drug product or relating to the marketing or sale of a drug product.

5.4.        Certificate of Analysis and Release Certificate. ELITE warrants that the Certificate of Analysis, Release Certificate and all other records and documents created by ELITE and provided to TPN will be true and correct.

5.5.        Nonconformance and Procedures to Address.

(a)          Nonconformance. If TPN discovers any material nonconformance (“Nonconformance”) of Product under this Manufacturing Agreement, TPN shall give prompt written notice to ELITE specifying the Nonconformance.

(b)          Procedure for Nonconformance. Upon notifying ELITE of any Nonconformance of Product TPN shall afford ELITE a reasonable opportunity to inspect the Product in question and make an appropriate adjustment or replacement. The Parties shall submit any dispute regarding quality of the Nonconformance of Product to Consumer Product Testing Co., Inc. or Gibraltar Laboratories, Inc., the determination of which shall be binding on the Parties and the costs of which shall be borne by the Party against whom such determination is rendered. If such laboratory confirms a Nonconformance of the Product in question (or any part of it) at the time of delivery to the carrier, or if the Parties agree that there is a Nonconformance, then, in addition to other remedies that may be available, ELITE shall promptly refund or provide a credit for any money paid by TPN (including shipping costs) with respect to such Nonconforming Product. ELITE may, at its sole option, either direct TPN to return nonconforming Product to ELITE or have it destroyed by TPN, and certify such destruction to ELITE, all at ELITE’s expense.

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5.6.       TPN Representations. TPN hereby represents and warrants to ELITE that (a) it has obtained all necessary licenses, authorizations and approvals required by applicable Law, including those required by the FDA, DEA or any other applicable regulatory agency to enter into this Manufacturing Agreement and perform its obligations hereunder; (b) the execution, delivery and performance of this Manufacturing Agreement by TPN does not conflict with or constitute a material breach of any order, judgment, agreement, or instrument to which it is a party; (c) the execution, delivery and performance of this Manufacturing Agreement by TPN does not require the consent of any person; (d) none of its officers or directors has ever been debarred or convicted of a felony under the laws of the United States for conduct relating to the development or approval of a drug product or relating to the marketing or sale of a drug product.

ARTICLE 6

INDEMNIFICATION AND INSURANCE

6.1.        ELITE Indemnity. Subject to Sections 6.2 and 6.4, ELITE shall indemnify and hold harmless TPN and its Affiliates against all third party claims, actions, costs, expenses, including court costs and legal fees or other third party liabilities (" Third Party Liabilities ") whatsoever in respect of:

(a)          ELITE's and/or its Affiliates', subcontractors' or suppliers' failure to comply with the Product Specifications, cGMP or applicable Laws;

(b)          the storage or handling of the Product after the Effective Date by ELITE or any third party, other than a third party acting on behalf of TPN or its Affiliates;

(c)          any material breach of any representation, warranty, covenant or similar promise made under this Manufacturing Agreement or arising out of this Manufacturing Agreement;

(d)          any negligence or willful misconduct by ELITE and/or any of its employees; and

(e)          for any Product that is recalled or withdrawn from the market by reason of ELITE’s material breach of any warranty or other covenant under this Manufacturing Agreement, TPN will be entitled to reimbursement of any and all documented costs associated with a recall or withdrawal, including the cost of the Product, legal and regulatory consulting fees incurred and reasonable costs associated with compliance with the recall or withdrawal (including penalties). If it is determined that the recall or withdrawal should extend to the Product packaged into unit dose or distributed by TPN, then reimbursement to TPN will be extended to include all its expenses of compliance, including manufacturing and packaging costs and materials, return fees, distributor reimbursement, processing expense such as customer notification and returns, shipping, disposal and penalty costs associated with the Product of the recalled or withdrawn lots only.

6.2.        TPN Indemnity. Subject to Sections 6.1 and 6.4, TPN shall indemnify and hold harmless ELITE and its Affiliates against all Third Party Liabilities whatsoever in respect of:

(a)          the use, marketing, storage, distribution, handling or sale of the Product after the Effective Date by TPN or any third party, other than a third party acting on behalf of ELITE or its Affiliates;

(b)          any product liability in connection with the Product caused by TPN or any third party acting on behalf of TPN or its Affiliates;

(c)          any negligent or wrongful act by TPN and any material breach by TPN of any representation or warranty, covenant or similar promise made under this Manufacturing Agreement or arising out of this Manufacturing Agreement.

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6.3.         Procedures for Indemnification. In the event that a Party (the " Indemnified Party ") is seeking indemnification under Sections 6.1 or 6.2, the Indemnified Party shall inform the other Party (the " Indemnifying Party ") of a claim as soon as reasonably practicable after the Indemnified Party receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim, and shall cooperate as requested by the Indemnifying Party (at the expense of the Indemnifying Party) in the defense of the claim; provided, however, if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that a conflict may arise between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of any such action or that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action or on behalf of the Indemnified Party. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, settle or compromise or consent to the entry of judgment with respect to any pending or threatened action or claim whatsoever, in respect of which indemnification could be sought under Sections 6.1 or 6.2 (whether or not the Indemnified Party is an actual or potential party thereto), unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnified Party in form and substance reasonably satisfactory to the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the Indemnified Party. The Indemnifying Party shall not be liable for settlement of any pending or threatened action or any claim whatsoever that is effected without its written consent (which consent shall not be unreasonably withheld or delayed).

6.4.         Mitigation. In the event of any occurrence which may result in either Party becoming liable under Section 6.1 or Section 6.2, each Party shall use its best efforts to take such actions as may be reasonably necessary to mitigate the damages payable by the other Party under Section 6.1 or Section 6.2, as the case may be.

6.5.         Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, IN NO EVENT SHALL ANY PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTIES FOR ANY CLAIMS RELATED TO LOST PROFITS AND GOODWILL, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS MANUFACTURING AGREEMENT.

6.6.         Insurance. Each Party shall maintain commercial general liability insurance through the term of this Manufacturing Agreement upon launch of the Product, which insurance shall afford limits of not less than $5,000,000 for each occurrence and $5,000,000 in the aggregate per annum for personal injury or property damage liability. Furthermore, each Party shall maintain product liability insurance, through the term of this Manufacturing Agreement upon launch of the Product and for a period of three (3) years thereafter, which insurance shall afford limits of not less than $5,000,000 per claim and in the aggregate per annum with respect to product and completed operations liability. This insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Manufacturing Agreement. Each Party shall provide the other with a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability. The insurance certificate shall further provide for a minimum of thirty (30) days' written notice to the insured of a cancellation of, or material change in, the insurance. If a Party is unable to maintain the insurance policies required under this Manufacturing Agreement through no fault on the part of such Party, then such Party shall forthwith notify the other Party in writing and the Parties shall in good faith negotiate appropriate amendments to the insurance provision of this Manufacturing Agreement in order to provide adequate assurances.

ARTICLE 7

TERM AND TERMINATION

7.1.        Term. The initial term (the “Initial Term”) of this Agreement shall commence on the Effective Date and shall continue for one year from the first delivery date; thereafter, the term of this Agreement shall be extended for successive two (2) year terms (each a “Renewal Term”) upon the mutual written agreement of the Parties entered into at least six (6) months prior to the expiration of the Initial Term or a Renewal Term.

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7.2           Termination.

(a)          Either Party shall be entitled to terminate this Agreement by notice to the other Party if:

(i)          Material Breach. By either Party, in the event that the other Party commits a material breach of this Agreement and such breach shall not have been cured within forty-five (45) days after the giving of written notice of such material breach, unless (a) the specific provision to which such breach relates expressly provides for a different period, or (b) the Parties mutually agree in writing to an extension of such forty-five (45)-day period (the “Cure Period”). Unless such breach is cured during the Cure Period, such termination shall be effective immediately upon the expiration of the Cure Period without any further action or notice by the non-breaching Party;

(ii)         Failure to Make Payment. By ELITE, in the event that TPN breaches any of its obligations to make payment to ELITE under this Agreement, and such breach is not cured within forty-five (45) days of the giving by ELITE of written notice of such breach (the “Payment Cure Period”). Unless such breach is cured during the Payment Cure Period, such termination shall be effective immediately upon the expiration of the Payment Cure Period without any further action or notice by ELITE. Notwithstanding the foregoing, the Payment Cure Period shall be tolled pending a good faith effort to resolve any bona fide dispute between the Parties as to whether such payment is due, subject to the following terms and conditions:

(1)         TPN (x) gives written notice to ELITE during the Payment Cure Period of the existence of a bona fide dispute regarding such payment and (y) pays ELITE the undisputed portion of such amount; and

(2)         the Parties shall use good faith efforts to resolve such dispute as soon as practicable (such Payment Cure Period to resume running if such dispute is not resolved prior to the expiration of fifteen (15)-days after the commencement of a bona fide dispute).

(iii)        Insolvency Proceeding.

(1)         By either Party on written notice to the other Party, which termination shall have an immediate effect, if such other Party at any time (w) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law or seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of it or of any substantial part of its property, (x) consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, (y) makes a general assignment for the benefit of creditors or (z) takes any corporate action to authorize any of the foregoing;

(2)         By either Party on written notice to the other Party, which termination shall have an immediate effect, if such other at any time has an involuntary case or other proceeding commenced against it seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and such involuntary case or other proceeding remains undismissed and unstayed for a period of ninety (90) days or an order for relief is entered against such Party under Applicable Laws;

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(3)         By either Party giving thirty (30) days written notice to the other Party, which termination shall be effective on the expiration of such notice, if either Party at any time is insolvent or is generally unable to pay its debts as they become due. TPN acknowledges that it has received a copy of Elite’s current financial statement and agrees that the aforesaid provision providing for termination by notice to an insolvent Party is without force unless Elite’s financial condition as reflected in its financial statements is subject to subsequent material negative changes.

(b)          In addition to the rights of termination provided elsewhere in this Agreement, TPN may terminate this Agreement:

(i)          if any applicable regulatory authority, state or local laws, ordinances guidelines or regulations, present or future, including any conditions, amendments or variations state that ELITE’s Facility is not suitable or ceases to be suitable for the manufacture of the Product or suspends, terminates or refuses to grant any license, permit, authorization or approval required to manufacture the Product; or

(ii)         if the Parties jointly determine that it is not economically feasible to market the Product due to changes in the market for the Product, including technical, commercial, regulatory, environmental, health or safety reason, costs of obtaining the API, the introduction of competitive products and changes in the reimbursement policies of third party payors.

(c)          In the event that this Manufacturing Agreement is terminated for any reason other than a material breach by TPN or termination under Section 7.1, Elite shall provide TPN with at least six (6) months prior written notice of such termination.

7.3         Consequences of Termination

(a)          On termination or expiry of the Agreement for any reason ELITE shall:

(i)          ensure that any copies of TPN’s confidential information, or any information of a technical nature relating to the Product or its manufacture and supplied by TPN to ELITE are promptly returned to TPN or, at TPN’s option, destroyed;

(ii)         promptly invoice and deliver to TPN an amount equal to the cost of any pharmaceutical or packaging materials (that cannot be otherwise used by ELITE or deployed to other customers of ELITE) and Product, in ELITE’s possession, provided that, ELITE can prove by documentary evidence that such pharmaceutical or packaging materials and Product:

(1)         were purchased in reliance on TPN’s’ forecast for the Firm Period; and

(2)         are in compliance with all relevant Product Specifications and otherwise fit for commercial use.

(b)          The termination or expiry of this Agreement shall not release either of the Parties from any liability which at the time of termination or expiry has already accrued to the other Party, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination or expiry.

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ARTICLE 8

CONFIDENTIALITY

8.1.        The information exchanged between ELITE and TPN pursuant to this Manufacturing Agreement is expressly subject to the Mutual Confidential Agreement entered into by the Parties and dated November 10, 2006 (the “Confidentiality Agreement”) and whose term is hereby made coterminous with this Manufacturing Agreement.

ARTICLE 9

COMPLAINTS AND RECALLS

9.1         Each Party shall notify the other Party immediately by telephone and confirm in writing within twenty four (24) hours upon becoming aware of any problem relating to the Product, including where:

(a)	the Product does not comply with the Product Specifications, cGMP or any matter which may affect the safety or efficacy of the Product arising during its manufacture;

(b)	the Product is affected by bacteriological or other contamination;

(c)	the Product is affected by significant chemical, physical or other change or deterioration or stability failures; or

(d)	there are any other complaints, adverse reaction reports, safety issues or toxicity issues relating to Product of which it becomes aware.

9.2         If any of the circumstances described in Section 6.1 arise, and upon written notification from TPN, ELITE shall promptly and at its own expense conduct all such internal investigations as may be reasonably necessary to determine the validity of such complaint as they relate to manufacture of the Product. ELITE shall provide an initial report of the findings of such investigations in writing to TPN within five (5) days from the first notification acknowledging that time is of the essence in responding to the FDA and DEA within required timeframes. ELITE shall promptly complete a final report upon receipt of all pertinent data. TPN shall be responsible to respond to the complainant and provide a written copy of such response to ELITE. ELITE shall carry out any corrective actions that TPN may reasonably require in order to avoid the repetition of the complaint.

9.3         TPN shall be responsible for initiating a Product recall or withdrawal and the recall or withdrawal strategy shall be determined and developed by TPN. In the event that the need for the recall or withdrawal is caused by any failure on the part of ELITE or its Affiliates to comply with any material obligation under this Manufacturing Agreement or the Quality Agreement, or through the negligence of ELITE or Affiliates, or the failure of the Product as manufactured hereunder to meet the Product Specifications (Out Of Specification or “OOS”) due to the fault of ELITE, all documented out-of-pocket costs reasonably incurred by TPN in relation to such recall shall be borne by ELITE.

ARTICLE 10

MISCELLANEOUS

10.1.        Force Majeure. If any Party is prevented from complying, either totally or in part, with any of the terms or provisions of this Manufacturing Agreement, by reason of force majeure, including, but not limited to fire, flood, earthquake, explosion, storm, strike, lockout or other labor trouble, riot, war, rebellion, accidents, acts of God and/or any other cause or externally induced casualty beyond its reasonable control, whether similar to the foregoing matters or not, then, upon written notice by the Party liable to perform to the other Party, the requirements of this Manufacturing Agreement or such of its provisions as may be affected, and to the extent so affected, shall be suspended during the period of such disability; provided that the Party asserting force majeure shall bear the burden of establishing the existence of such force majeure by clear and convincing evidence; and provided further, that the Party prevented from complying shall use its best efforts to remove such disability within thirty (30) days, and shall continue performance with the utmost dispatch whenever such causes are removed, and shall notify the other Party of the force majeure event not more than five (5) working days from the time of the event. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Manufacturing Agreement may be required in order to arrive at an equitable solution.

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10.2.        Trademarks. Each Party agrees and acknowledges that it shall not acquire by virtue of this Manufacturing Agreement any interest (other than such non-exclusive license as may be necessary for the Party to perform its duties hereunder) in or to any trademarks or trade names of the other Party; provided, however, that TPN shall have the right to identify ELITE as the manufacturer of the Product. The Product shall bear a label that incorporates the following statement: “Manufactured by Elite Laboratories, Inc., 165 Ludlow Avenue, Northvale, NJ 07647”.

10.3.        Notices. Except as otherwise specifically provided, any notice or other documents to be given under this Manufacturing Agreement shall be in writing and shall be deemed to have been duly given if sent by registered mail, nationally recognized overnight delivery service or facsimile transmission to a Party or delivered in person to a Party at the address or facsimile number set out below for such Party or such other address as the Party may from time to time designate by written notice to the other:

If to ELITE: Elite Pharmaceuticals, Inc.

165 Ludlow Avenue

Northvale, NJ 07647

Attention: President

Facsimile: 201-750-2755

with a copy to: Ruffa & Ruffa, P.C.

110 East 59th Street

New York, New York 10022

Attn: William Ruffa

Facsimile: 877-329-7833

If to TPN: ThePharmaNetwork, LLC 180 Summit Avenue, Suite 200Montvale, NJ 07645

Attention: Jonathan B. Rome/President & CEO

Facsimile: 201-476-1987

with a copy to:

ThePharmaNetwork, LLC

180 Summit Avenue, Suite 200

Montvale, NJ 07645

Attention: Allen Bagatsing, Esq./Chief Legal Counsel

Facsimile: 201-476-1987

Any such notice provided pursuant to this Section 10.3 shall be deemed to have been received by the addressee five business days following the date of dispatch of the notice or other document by mail or, where the notice or other document is sent by overnight delivery service, by hand or is given by facsimile, simultaneously with the transmission or delivery. To prove the giving of a notice or other document it shall be sufficient to show that it was dispatched. Either Party may change its address at which notice is to be received by written notice provided pursuant to this Section 10.3.

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10.4.         Waiver and Amendment. A waiver by either Party of any term or condition of this Manufacturing Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any other time. All rights, remedies, undertakings, obligations and agreements contained in this Manufacturing Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either Party. This Manufacturing Agreement may not be amended or modified, except in a writing signed by an officer of each Party hereto.

10.5.         Severability. If any one or more of the provisions of this Manufacturing Agreement shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. In the event any provisions shall be held invalid, illegal or unenforceable, the Parties shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes hereof.

10.6.         Headings. The headings contained in this Manufacturing Agreement are included herein for reference and convenience and shall not affect the meaning of the provisions of this Manufacturing Agreement.

10.7.         Assignment and Successors. This Manufacturing Agreement may not be assigned by either Party, except by operation of law, to any third party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned. In the event of any such assignment, the assignee shall expressly assume in writing the performance of all the terms and conditions of this Manufacturing Agreement and all of the obligations to be performed by the assignor. Any assignment not in accordance with this Manufacturing Agreement shall be void.

10.8.         Governing Law; Dispute Resolution; Venue. This Manufacturing Agreement shall be construed, and the rights of the Parties determined, in accordance with the laws of the State of New Jersey without regard to conflict of law or choice of law rules. Any controversy or claim pursuant to this Manufacturing Agreement or the breach thereof shall be referred for decision forthwith to a senior executive of each Party not directly involved in the dispute. If no agreement is reached within thirty (30) days of the request by one Party to the other to refer the same to such senior executive, then such controversy or claim shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association; such arbitration to be held in Bergen County, New Jersey on an expedited basis. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. Notwithstanding anything to the contrary contained in this Manufacturing Agreement, each Party shall have the right to institute a legal action in a court of proper jurisdiction located in Hackensack, New Jersey for injunctive relief or a decree of specific performance in the event such relief is not available in the proceedings described above.

10.9.         Independent Parties. This Manufacturing Agreement shall not be deemed to create any partnership, joint venture, amalgamation or agency relationship between the Parties. Each Party shall act hereunder as an independent contractor. Neither Party shall at any time enter into, incur, or hold itself out to third parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.

10.10.       Survival of Provisions. All accrued rights and obligations of the Parties, expressly including the provisions of Articles 3.4, 4, 6, 7, 8 and 10, shall survive the termination for any reason of this Manufacturing Agreement.

10.11.       Publicity. Neither Party shall make any public announcement concerning, or otherwise publicly disclose, any information with respect to the transactions contemplated by this Manufacturing Agreement or any of the terms and conditions hereof without the prior written consent of the other Party hereto. Notwithstanding the foregoing, either Party may make any public disclosure concerning the transactions contemplated hereby that in the opinion of such Party's counsel may be required by law or the rules of any stock exchange on which such Party's or its Affiliates' securities trade; provided, however, the Party making such disclosure shall provide the non-disclosing Party with a copy of the intended disclosure reasonably, and to the extent practicable, prior to public dissemination, and the Parties hereto shall coordinate with one another regarding the timing, form and content of such disclosure.

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10.12.       Entire Agreement. This Manufacturing Agreement, together with the Quality Agreement, constitutes the full, complete, final and integrated agreement between the Parties hereto relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions or understandings with respect to the subject matter hereof. Any modification, amendment or supplement to this Manufacturing Agreement must be in writing and signed by authorized representatives of both Parties. In case of a conflict between the agreements, this Manufacturing Agreement shall prevail.

10.13.       No Third Party Beneficiaries. No person or entity not a party to this Manufacturing Agreement, including any employee of any Party to this Manufacturing Agreement, shall have or acquire any rights by reason of this Manufacturing Agreement, nor shall either Party have any obligations or liabilities to such other person or entity by reason of this Manufacturing Agreement.

10.14.       Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy. If any action at law or in equity is necessary to enforce or interpret the terms of this Manufacturing Agreement, the prevailing Party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

10.15.       Further Assurances. Each Party shall execute and deliver such additional instruments and other documents and use commercially reasonable efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable law to consummate the transactions contemplated hereby.

10.16.       Counterparts; Facsimile Signatures. This Manufacturing Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement. This Manufacturing Agreement may be executed by facsimile signatures, which signatures shall have the same force and effect as original signatures.

10.17.      Drafting. The Parties have participated jointly in the negotiation and drafting of this Manufacturing Agreement. In the event an ambiguity or question of intent or interpretation arises, this Manufacturing Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Manufacturing Agreement.

[This section is intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Manufacturing Agreement to be executed, as of the date first above written, by their duly authorized representatives.

ELITE PHARMACEUTICALS, INC.		THEPHARMANETWORK, LLC

By:	s/Chris Dick	By:	Jonathan B. Rome
Name:	Chris Dick	Name:	Jonathan B. Rome
Title:	President		Title: President & CEO

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EXHIBIT A

Product and Purchase Price and Minimum Annual Volume Requirements

Product	Mg	Bottle Size	Cost Per Bottle exclusive of API FOB Elite	Minimum Annual Volume

Methadone Hydrochloride 10 mg Tablets, ANDA #090635	10mg	100's	Manufacturing Cost $2.00 (see notes below)	500,000 Bottles

NOTE: The purchase price includes all costs except API cost which is the obligation of TPN.

ELITE shall produce Product in batch sizes between 2,000 bottles to 10,000 bottles per batch. Elite will begin with the smaller batch sizes and increase batch size as necessary. Orders shall be done based on a batch size of 10,000 bottles.

ELITE may also from time to time subcontract to Epic Pharma, LLC for bottling of batches.

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EXHIBIT B

Product and Packaging Specifications

The written specifications for the Product will be pursuant to the terms of the ANDA # 090635 duly approved by the FDA, and delivered to ELITE thereafter as Exhibit B of this Manufacturing Agreement.

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EXHIBIT C

QUALITY AGREEMENT

Between

ThePharmaNetwork, LLC.

And

ELITE Pharmaceuticals, Inc.

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